Exhibit 10.1

AGREEMENT OF EXCHANGE AND

ISSUANCE OF SENIOR NOTES AND WARRANTS

Agreement made as of the 17th day of June, 2010, by and between Comprehensive Care Corporation, a Delaware corporation with its principal place of business located at 3405 W. Dr. Martin Luther King Jr. Blvd., Suite 101, Tampa, FL 33607 (“CompCare”) and Alan D. Vogt and Linda S. Vogt (collectively, the “Trustees”), as Trustees of the Linda S. Vogt Indenture Trust (the “Trust”).

Recitals

WHEREAS, CompCare issued a series of 7  1/2 % Convertible Subordinated Debentures due April 15, 2010 (the “1985 Debentures”) pursuant to that certain Indenture dated as of April 25, 1985, between CompCare and U.S. Bank, N.A., as successor to Bank of America National Trust and Savings Association, as Trustee (the “Debenture Trustee”); and

WHEREAS, the Trust is the holder of a portion of said 1985 Debentures in the principal amount of $66,000.00 plus accrued interest of $2,475.00 (the “Vogt Trust 1985 Debentures”); and

WHEREAS, the 1985 Debentures, including the Vogt Trust 1985 Debentures, have matured and are due and payable in full; and

WHEREAS, pursuant to the terms set forth herein, the parties hereto have agreed to the exchange of the Vogt Trust 1985 Debentures for a new 10% Senior Note due April 15, 2012 in the aggregate principal amount of $68,475.00 (the “Senior Note”) and new five-year Warrants to purchase common stock, par value $0.01 per share (“common stock”) of CompCare (the “Warrants”).

NOW, THEREFORE, in consideration of $1.00 and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.	“Whereas” Incorporated by Reference. The “WHEREAS” clauses are incorporated herein by reference as if fully set forth at length.

2.	The Exchange. The Trustees shall, as soon as practicable following the execution hereof, surrender to CompCare (or the Debenture Trustee) the Vogt Trust 1985 Debentures for immediate cancellation.

3.	Issuance of Senior Notes. Following the surrender of the Vogt Trust 1985 Debentures as provided for in paragraph 2 above, CompCare shall issue to the Trust a Senior Note in the aggregate principal amount of $68,475, which shall be substantially in the form set forth as Exhibit A hereto. The Senior Note shall not be subordinated to any future debt of CompCare without the express written consent of the Trustees (or any then-holder of such Senior Note). CompCare shall be permitted to enter into a transaction with the remaining holders of the 1985 Debentures on terms substantially identical to the terms hereof, in which event such new Senior Note then issued will be deemed pari passu to the Senior Note.

4.	Issuance of Warrants. Following the surrender of the Vogt Trust 1985 Debentures as provided for in paragraph 2 above, CompCare will issue to the Trust Warrants to purchase 273,900 shares of CompCare’s common stock with an initial exercise price of $0.25 per share, subject to adjustment as provided in the Warrants. The Warrants shall be substantially in the form attached hereto as Exhibit B. The Trust (or any then-holder of a Warrant who is also a holder of a Senior Note) shall have the right to exercise as to any shares in accordance with such Warrant through a dollar-for-dollar reduction in the face amount of such Senior Note, or any accrued interest due thereon, in lieu of a cash payment of any applicable Warrant exercise price.

5.	Partial consideration to the Trust. As partial consideration for the forbearance, waiver and exchange of certain rights by the Trust and the Trustees in entering into this Agreement, following the surrender of the Vogt Trust 1985 Debentures as provided for in paragraph 2 above, CompCare will pay to the Trust cash in the amount of $3,423.75.

6.	Mutual Indemnity. The parties hereto acknowledge that no broker was instrumental in arranging for or consummating this transaction and each agrees to indemnify the other and save the other harmless from and against any and all claims to the contrary.

7.	Representations and Warranties. In connection with the Exchange, CompCare hereby represents, warrants, acknowledges and agrees as follows:

(a) Upon delivery to CompCare of the certificate(s) representing the Vogt Trust 1985 Debentures pursuant to the terms of this agreement, the Trust will become the sole beneficial and legal owner of the Senior Note, and good and marketable title to the Senior Note will pass to the Trust, free and clear of any liens, claims, encumbrances, security interests, options, charges and transfer restrictions of any kind.

(b) CompCare (i) is a corporation validly existing under the laws of the State of Delaware, (ii) has all of the corporate power and authority necessary to enter into and to consummate the transactions contemplated hereunder, and (iii) has taken all corporate action as may be necessary or appropriate to authorize the execution and delivery of this Agreement, the Senior Note, the Warrants and the shares issuable upon exercise thereof, and the consummation of the transactions contemplated hereby and the performance of its obligations hereunder. This Agreement, the Senior Note and the Warrants are obligations enforceable in accordance with their respective terms, and neither the execution and delivery hereof of the performance of its obligations hereunder will violate or contravene any applicable requirements of law or any of its charter, bylaws or material agreements applicable to CompCare.

8.	Governing Law and Jurisdiction: No Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflict of law rules contained therein.

9.	Further Assurances; Additional Documents. The parties shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement upon reasonable request of the other party

10.	Entire Agreement; Amendments. This Agreement represents the entire agreement and understanding between the parties concerning the Exchange and the other matters described herein and supersedes and replaces any and all prior agreements and understandings. This Agreement may only be amended in writing, signed by CompCare and each of the Trustees.

11.	Confidentiality. Except as otherwise required by law or applicable stock exchange rules, the Trustees agree to keep this Agreement and its terms and conditions confidential. Except as otherwise required by law or applicable stock exchange rules, CompCare shall not disclose the identity of the Trust or any of the Trustees.

In Witness Whereof, the undersigned have caused to be executed this agreement as of the date first written above.

Comprehensive Care Corporation

By:	/s/ Giuseppe Crisafi
Name:	Giuseppe Crisafi
Title:	Chief Financial Officer

Linda S. Vogt Indenture Trust

By:	/s/ Alan D. Vogt, Trustee
Name:	Alan D. Vogt
Title:	Trustee of the Linda S. Vogt Indenture Trust

By:	/s/ Linda S. Vogt, Trustee
Name:	Linda S. Vogt
Title:	Trustee of the Linda S. Vogt Indenture Trust

Exhibit A

Form of Senior Note

A-1

Exhibit B

Form of Warrant

B-1